MANUFACTURING, SALES AND MARKETING AGREEMENT

THIS AGREEMENT ("Agreement") is entered into as of April 21, 2023 (the "Effective Date") by and between Lifted Liquids, Inc. (including affiliates, “Lifted”) and Diamond Supply Co. (including affiliates, “Diamond”), on the terms and conditions set forth below. Diamond and Lifted may be collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, Diamond is in the business of, among other things, branding and developing vape products and gummy products under the brand names “Diamond Supply Co.” (“Brand”).

WHEREAS, Lifted is in the business of manufacturing and distributing vape and gummy products, and other products utilizing hemp derived cannabinoids and mushroom extracts.

WHEREAS, Diamond desires to engage Lifted as its exclusive manufacturer and distributor of the Products (defined below) in the Territory (as defined below) to manufacture and set up distribution channels for sales of all current and future Products to Customers (as defined below), and Lifted desires to provide Diamond with exclusive manufacturer and distributor services in the Territory for the Products.

NOW, THEREFORE, in consideration of the mutual representations and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound hereby:

1.DEFINITIONS.

For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

a."Customers" shall mean any wholesaler, sub-distributor, or retailer of Products sold by Lifted under the Brand.

b."Products" shall mean CBD, Hemp, “D8,” “D10,” and cannabis and cannabinoid derivative (“Product Type”) disposable vape products and gummy products under the Brand name, as well as any related Brand products that may be mutually developed by the Parties from time to time and mutually approved by Diamond and Lifted, as set forth on Exhibit A, as amended from time to time.

c."Territory" shall mean worldwide.

d."Trademarks" shall mean, all registered or unregistered trademarks, names, trade names, brand names, copyrights, artwork, images, designs, labels and logos, and such other Diamond and/or Brand marks owned and/or controlled by Diamond provided by Diamond to Lifted for used in connection with the packaging, sales, marketing, advertising, or promotion of the Products, as set forth on Exhibit B.

2.APPOINTMENT; LIFTED SERVICES.

a.Upon the terms and subject to the conditions set forth herein, Diamond engages Lifted to act as its exclusive manufacturer and distributor of the Products and to sell and market the Products to the Customers in the Territory during the Term (“Services”), and Lifted accepts such appointment. Lifted shall perform all Services hereunder in a first-class professional manner and in accordance with all applicable laws. Lifted shall do nothing to adversely affect Diamond’s goodwill or reputation.

b.Lifted, in its capacity as the exclusive manufacturer and distributor of the Products in the Territory during the Term, shall be an independent contractor and not an agent, representative or employee of Diamond. As part of the Services, Lifted shall create a distribution network for the sale of Products to Customers within the Territory. Neither Party shall have any right or power to represent or bind the other Party with respect to any third party or agreement with any third party. Lifted, with Diamond’s prior written consent (not to be unreasonably withheld), may appoint a licensed sub-distributor to distribute the Products to particular Customers or within a particular portion of the Territory where it may not be practical or economically feasible for Lifted to provide such Service.

c.During the Term, except to the extent provided herein, Diamond shall not directly or indirectly sell the Products to any person or entity located inside the Territory unless authorized by Lifted in writing. Notwithstanding the foregoing, the Parties acknowledge that Diamond shall have the right to sell the Products (i) on Diamond’s primary eCommerce website (www.diamondsupplyco.com); (ii) on Diamond’s official social media channels; and (iii) on a wholesale basis to certain Brand partners of Diamond, as identified by Diamond from time to time (collectively, “Diamond Approved Channels”). Diamond shall be permitted to purchase from Lifted, and Lifted agrees to sell to Diamond such quantities and SKUs of Products as are ordered by Diamond at a price equal to Lifted’s standard wholesale line price, less thirty percent (30%) thereof (“Diamond Cost”), for resale by Diamond via Diamond Approved Channels. Orders of Products sold by Diamond via the Diamond Approved Channels (each a “Diamond Order”), whether wholesale or D2C, shall be processed and fulfilled by Lifted directly upon receipt of confirmation of any Diamond Order. Such confirmation may be automatic (e.g., automatic redirect to Lifted’s back-end servers of an order placed on Diamond’s primary eCommerce website or other official channel) or provided by Diamond to Lifted in writing. Lifted agrees to ship such Products as listed on and in the quantity specified in the Diamond Order confirmation directly to the purchasers in accordance herewith and the terms and conditions set forth in the letter dated April 21, 2023, between Lifted and Diamond (the “Letter”). Lifted shall remit to Diamond an amount equal to the Net Diamond Order Profit (defined below) on all sales of Products sold by Diamond via the Diamond Approved Channels in accordance with the Letter. No Royalty shall be due by Lifted to Diamond on the sale of such Products sold by Diamond via the Diamond Approved Channels. “Net Diamond Order Profit” shall mean: the total aggregate revenue received or credited on the sale of the Products sold by Diamond via the Diamond Approved Channels (“Gross Diamond Channel Revenue”), less the following actual, third party costs incurred by Lifted in fulfillment of Diamond Orders on a drop ship basis: the total (i) sales taxes, excise taxes, returns, refunds and credits for returns actually made during the applicable calendar month; (ii) actual third party credit card service fees (to the extent not paid for by the end purchaser), and (iii) outbound shipping expenses.

d.In an effort to guarantee Diamond retains a certain net profit margin on Products sold by Diamond, Lifted shall assist Diamond in creating a tiered pricing structure for Products sold by Diamond via the Diamond Approved Channels (“Diamond Price Tier”), which is set forth in further detail in the Letter and may be updated by the Parties from time to time.

e.If Diamond wishes to introduce other products of the same Product Type under the Brand (each an “Additional Product”) into the Territory, then Diamond shall notify Lifted of such in writing and Lifted shall have thirty (30) days from receipt of such notice to give written notice of election to accept the performance of Services in connection with said Additional Product(s). If accepted by Lifted, the Additional Product(s) shall be added to Exhibit A and become Products under this Agreement.

f.Lifted may cease its supply of any of the Products (herein “Withdrawn Product”) from sale within the Territory, or any portion of the Territory, only if and to the extent (i) Lifted ceases the manufacture of said Withdrawn Product, (ii) Lifted’s ability to acquire said Withdrawn Product ceases, (iii) the business model for such Withdrawn Product no longer works/is profitable or (iv) based on any other reasonable business rationale, in each case within the Territory or the applicable portion thereof, provided that, in each case, Lifted shall cooperate with Diamond and use commercially reasonable efforts to secure and manufacture an alternative product of the same Product Type acceptable to Diamond in place of the Withdrawn Product.

g.Lifted and Diamond shall be responsible for social media and marketing services for the Products, and Diamond agrees to market the Products in the same fashion as other products launched and sold by Diamond. Diamond shall also have the right but not the obligation to work with influencers and celebrities to assist with marketing and to provide additional exposure for the Products, and shall be involved in new product launches.

h.Lifted shall reasonably cooperate with Diamond for advertising and marketing programs for the Products and shall reasonably cooperate with Diamond in implementing sales, promotional and merchandising programs for the Products. All advertising and marketing and sales, promotional and merchandising programs, and the materials used in connection therewith, are subject to the mutual agreement of the Parties. Each Party shall be responsible for the cost of advertising and marketing materials used by such Party, provided that the Parties may allocate a mutually agreed upon amount (the “Marketing Allowance”) to be equally shared by Diamond and Lifted in connection with mutually approved marketing projects. All such marketing and advertising projects outside of Diamond’s standard “in-house” marketing shall be mutually agreed upon by the Parties. Diamond agrees to reimburse Lifted within thirty (30) days of submission by Lifted for its share of the Marketing Allowance, and Lifted agrees to do the same. Each Party shall provide an itemized list and documentation of the actual costs incurred in connection with each mutually approved marketing project.

3.PRICING AND SALES; QUALITY.

a.Lifted acknowledges that Diamond has attained a high standard of goodwill synonymous with only the highest quality and celebrity/brand recognition by the public of the Brand and the Trademarks. Accordingly, Lifted shall use its best efforts to source materials for production of the Products at the lowest cost, provided such Products shall be of the highest first- class commercial quality, and shall conform to quality standards consistent with industry standards for such products, each (and all efforts of Lifted hereunder) in compliance with all applicable laws and regulations, bearing the Trademarks or any of Diamond’s or the Brand’s property, and Products failing such quality may be rejected by Diamond. Further, Lifted shall manufacture the Products and be responsible for all safety testing and approvals in conformity with the standards and legal requirements applicable to the manufacturing, distribution and sale of any Products. If Diamond directs Lifted to ship any Products purchased by Diamond for purposes of resale via the Diamond Approved Channels directly to Diamond, rather than fulfill any such Diamond Orders on a drop ship basis as set forth in the Letter, and Diamond (rather than Lifted) undertakes such order fulfillment and shipping services, then solely in connection with such Products, Diamond agrees and acknowledges that Diamond shall be solely responsible for (i) ensuring that such Product sales fulfilled by Diamond via Diamond Approved Channels shall be made only in jurisdictions where such sales are lawful, and (ii) ensuring that all governmentally required reporting (including but not limited to PACT Act reporting) is accurately and timely made, and that all excise taxes, sales taxes, and income taxes are accurately and timely paid, in regard to such Product sales fulfilled by Diamond via Diamond Approved Channels.

b.The Parties will mutually agree upon the retail sales prices for the Products, and each Party shall make good faith efforts to collect all payments in connection with such Party’s sales of all Products to all of its Customers. Any sale of the Products to any Customer or other third party (except Diamond) by Lifted at a price less than the mutually agreed upon retail sales price shall be approved by Diamond in writing in each instance.

c.Whether or not incorporating any Trademarks (or Diamond and/or Brand property) or other input from Diamond, the Parties acknowledge that all elements of the design, manufacturing, quality, advertising and promotion of the Products shall be mutually agreed upon and approved by both Diamond and Lifted, and Lifted shall submit to Diamond for approval: (i) schematic designs, (ii) salesman and pre-production samples, (iii) production samples, (iv) advertising, and (v) such other specific items as are requested by Diamond in its reasonable discretion from time to time for approval, and at all times prior to production and prior to being offered for sale. Items not approved by both Diamond and Lifted shall not go on to the next stage of production and shall not be offered for sale or sold by Lifted.

4.ROYALTY; MANUFACTURING COSTS.

a.As consideration for Diamond entering into this Agreement and for the rights granted herein, Lifted shall pay to Diamond the following royalty (the “Royalty” or “Royalties”):

(i)on the initial manufacturing run of a Product (each an “Initial Run”), twenty percent (20%) of Adjusted Gross Revenue; and

(ii)on any subsequent manufacturing runs of a Product (each a “Secondary Run”), forty five percent (45%) of Adjusted Gross Revenue.

b.“Adjusted Gross Revenue” shall be defined as the total aggregate revenue received by Lifted on the sale of Products (“Gross Revenue”), less any sales taxes, actual returns, pre- approved discounts, replacements, refunds and credits for returns. Each Party agrees to sell the Products at the mutually agreed upon retail sales price and without further discount or markdowns, and neither Party may discount or markdown any Product more than ten percent (10%) from such agreed upon retail sales price without the prior written approval of the other Party.

c.All Royalty payments from Lifted to Diamond are due to Diamond on or before the thirtieth (30th) business day of the following month. Lifted will provide Diamond with detail of (i) sales, including (a) the number of each item of Products sold during such monthly period, and (b) the price at which such items of Products were sold, (ii) applicable shipment information, and (iii) the identity the Customers accounts for the Products and associated information. The quantity of Products in each Initial Run of a Product SKU shall be mutually agreed upon and approved by both Diamond and Lifted.

d.The Royalty shall be computed and payable in US dollars. Foreign sales as permitted hereunder shall be converted to US dollars at the exchange rate effective upon the date payment is made to Diamond.

e.With respect to any Secondary Run of a Product, Lifted and Diamond shall each bear fifty percent (50%) of the actual manufacturing cost (“Manufacturing Cost”) for such Product SKU on a per unit basis, as set forth in the Letter. All such Manufacturing Costs must be mutually approved in advance by both Parties. No other cost or expense except those expressly set forth in the Letter, or otherwise mutually approved by the Parties in writing, shall be classified as or taken into account when calculating Manufacturing Cost. Diamond agrees to pay Lifted its fifty percent (50%) share of Manufacturing Costs for each Secondary Run within thirty (30) days following submission by Lifted of an uncontested itemized invoice for each applicable Product.

f.Notwithstanding anything to the contrary contained herein (i) Diamond shall have the right to determine, based upon Diamond’s available cash flow (as reasonably assessed and determined by Diamond), the quantity of Products in any Secondary Run of a Product SKU; and (ii) if Diamond wishes to have Lifted bear one hundred percent (100%) of the Manufacturing Cost for any Secondary Run of a Product, Diamond shall (a) notify Lifted of such within a reasonable time prior to the beginning of production of such Secondary Run (but in no event after such Secondary Run has been confirmed and submitted to the applicable factory), and (b) receive Royalty equal to seven (7%) of Adjusted Gross Revenue on the Products of such Secondary Run.

g.The Parties agree to meet twice a year to review Products and pricing to Customers and marketing and sales efforts.

h.Lifted shall keep and maintain accurate books and records with respect to each Product and the calculation of costs, revenue and splits hereunder (with all supporting expense documentation), which books and records shall be available upon reasonable advance notice for inspection, copying and the taking of extracts by Diamond or its authorized agents or representatives during ordinary business hours, during and prior to the conclusion of the three (3) year period following the conclusion of the Term. If any examination of Lifted’s books and records reveals that Lifted has failed properly to account for and pay any monies owing to Diamond hereunder, and the amount of any monies which Lifted has failed properly to account for and pay for in any reporting period exceeds, by five percent (5%) or more, the monies actually accounted for and paid to Diamond for any period reviewed or audited, then Lifted shall, in addition to paying Diamond such past due monies, reimburse Diamond or its authorized representatives for their direct out-of-pocket expenses incurred in conducting such examination.

5.TERM.

a.This Agreement will be in effect for a period of three (3) years from the Effective Date ("Initial Term"). At least three (3) months prior to the end of the Initial Term, Diamond shall provide Lifted with written notice of its intent to renew the Agreement, if any. Any renewal term ("Renewal Term") shall consist of one (1) additional year. If no renewal is agreed upon in writing by the Parties, this Agreement will automatically terminate at the end of the Initial Term without further action by any Party. Notwithstanding the foregoing, if Lifted remits to Diamond aggregate annual Royalty payments of at least One Million Dollars ($1,000,000) per year, then the Agreement shall automatically renew for a Renewal Term. For purposes of this Agreement, “Term” shall be the Initial Term and any Renewal Terms collectively.

6.FINANCIAL CONDITION.

a.Each Party agrees that at all times during this Agreement, it shall remain qualified to conduct business, remain properly licensed, and in good financial condition.

7.WARRANTY.

a.Lifted represents and warrants to Diamond (i) that the Products, packaging and labels to be used in the Territory shall comply with all applicable laws, rules and regulations in those US states where sales of such Products is legal and foreign jurisdiction in which Lifted distributes the Products; (ii) that the Products shall comply with all federal, state, local and foreign laws and regulations relating to the Products’ quality, labeling, identity, quantity, or packaging; (iii) that the Products will not be adulterated or misbranded within the meaning of any applicable federal or state law or regulation, and will contain all necessary warnings, disclosures or instructions, in each case, pursuant to all applicable laws, rules and regulations; and (iv) all third parties Lifted engages in connection with the manufacturing, distribution and sale of the Product (e.g., sub-distributors) adhere to all applicable laws, rules and regulations, including without limitation those regarding the importation, child and/or oppressive labor, and the regulation of controlled substances.

b.Diamond represents and warrants (i) that it has the right to use and grant such rights in and to the Brand and (ii) that use of the Brand name(s) by Lifted as set forth herein shall not infringe on the intellectual property rights of any third party.

8.INDEMNIFICATION.

a.Diamond agrees to indemnify, defend and hold Lifted and its owners, officers, directors, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses of any kind whatsoever, including reasonable outside attorney’s fees, arising from third party claims made against or incurred by Lifted for (i) trademark or copyright infringement by Brand materials provided to Lifted by Diamond and/or the Trademarks licensed for use and provided by Diamond and (ii) any material uncured breach of Diamond of a provision of this Agreement.

b.Lifted agrees to indemnify, defend and hold Diamond and its owners, officers, directors, managers, members, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses of any kind whatsoever, including reasonable outside attorney’s fees, arising from third party claims made against or incurred by Diamond for (i) harm, injury, damage or loss arising out of or in connection with the Services, production and manufacture, distribution and/or sale of the Products (including by any third parties engaged by Lifted (e.g., sub-distributors)); (ii) harm, injury, damage or loss arising out of or in connection with the use of the Products by any Customer or end-user, to the extent such harm, injury, damage or loss results from a defect in the Products; (iii) any recall or withdrawal of a Product; (iv) any uncured material breach by Lifted of any provision hereof and (v) any violation of any applicable law or government regulation by Lifted or any third party engaged by Lifted in connection with the Products. If Diamond directs Lifted to ship any Products purchased by Diamond directly to Diamond, rather than fulfill any such Diamond Orders on a drop ship basis as set forth herein, then, Lifted shall have no indemnification obligation hereunder pursuant to clauses (i), (ii) or (iii) above if such recall, withdrawal or defect (A) arises out of or relates to any misuse, mishandling, or improper storage of, or damage caused to, the Products by anyone other than Lifted or its manufacturers/producers or (B) occurs six (6) months after the shipment date of the applicable Products.

c.During the Term, Lifted shall maintain at its own expense, general liability insurance, including product liability, infringement and advertising injury coverage, in an amount not less than $1,000,000.00 per occurrence, and excess liability insurance in an amount not less than $2,000,000.00 per occurrence, and naming Diamond as an additional insured, which insurance policies shall be subject to inspection and copying by Diamond. Such insurance shall be underwritten by financially sound reputable insurance carriers that are reasonably satisfactory to both Parties.

9.CONFIDENTIAL INFORMATION.

a.Each Party acknowledges that it will be given access to confidential and proprietary information regarding the other Party (the “Confidential Information”). For the purposes of this

Agreement, Confidential Information includes, but is not limited to, know-how, product development data, customer lists, purchaser and customer personal information and order information, marketing information, competitive strategies, and trade secrets. Each Party receiving Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) acknowledges that the Confidential Information remains the property of the Disclosing Party. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any person or entity, other than those of its employees and agents to whom disclosure is reasonably necessary in order for the Receiving Party to fulfill its obligations hereunder, provided such parties keep all such information disclosed to them confidential. This restriction on use and disclosure shall not apply to information that is (i) in the public domain at the time of disclosure to the Receiving Party or which subsequently becomes part of the public domain through no fault of the Receiving Party or its employees or agents; (ii) disclosed to Receiving Party by a third party without any obligation of confidentiality; (iii) in the Receiving Party’s possession prior to disclosure by the Disclosing Party, as evidenced by reasonable written evidence; or (iv) independently developed by employees or agents of the Receiving Party that did not have access to the Disclosing Party’s information. The Receiving Party shall have the burden to establish that any of the foregoing exceptions are applicable. Neither Party shall be deemed to have violated its obligations hereunder if compelled by law to disclose any Confidential Information, so long as it provides prompt written notice of such compelled disclosure to the Disclosing Party and permits the Disclosing Party to intercede in the matter, at the Disclosing Party’s expense, for the purpose of obtaining a protective order. Upon termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible copies of Confidential Information.

b.The Receiving Party understands that the Confidential Information constitutes unique and valuable trade secrets of the Disclosing Party and acknowledges that the breach of the confidentiality may result in irreparable harm to the Disclosing Party for which monetary damages may be inadequate. Accordingly, the Receiving Party agrees that in the event of any breach of confidentiality by it or any of its employees or agents, the Disclosing Party may seek to obtain temporary or permanent injunctive relief or other equitable relief from any court of competent jurisdiction, in addition to any other remedies available to the Disclosing Party, and the Receiving Party will not require the posting of bond or the showing of actual damages.

10.TRADEMARKS; APPROVALS.

a.Any Trademarks for the Brand shall remain the sole and exclusive property of Diamond. Subject to the terms of this Agreement, Diamond grants Lifted the exclusive, non- assignable, non-licensable right to use the Trademarks, as provided by Diamond to Lifted, on the Products and to promote the goodwill and sale of the Products and in connection with the Services in the Territory during the Term.

b.Any use of the Trademarks on the Products and/or to promote the Products must be in the best possible manner, and all proposed uses of the Trademarks, including but not limited to labels, tags and other packaging materials, and marketing materials relating to the Products, are subject to Diamond’s prior written approval in each instance, which shall not be unreasonably withheld. Diamond shall use reasonable efforts to notify Licensee of its approval or rejection within seven (7) days after Lifted’s submission. If Diamond has not responded within the seven (7) day period, such submitted material shall be deemed disapproved. Material disapproved shall not go onto the next stage of production and shall not be offered for sale or distribution by Lifted.

c.Lifted shall acquire no property interest of ownership or any other rights in or to the Trademarks, Diamond property and/or Brand property (as incorporated in the Products, packaging, marketing material or otherwise) by virtue of this Agreement. During the Term and thereafter, Lifted shall take no action to challenge any Trademark or claim an interest in any Trademark or file for registration or protection in any jurisdiction for any Trademark.

d.Diamond warrants, represents and covenants that (i) Diamond owns and/or has control or title to the Brand name and Trademarks, and (ii) with respect to any new Trademark which Diamond determines, in its sole discretion, is in need of registration, Diamond agrees to use its commercially efforts to promptly register such new Trademark .

e.For clarity, Lifted shall have no right to use any “Diamond Supply Co.” trademarks or other protectable Diamond property (including the so-called “rock” logo), except as provided by Diamond to Lifted in connection herewith, and set forth on Exhibit B.

11.PUBLICITY.

a.The Parties acknowledge and agree that each Party may issue a public announcement regarding the existence of the relationship between Lifted and Diamond as set forth herein, provided that, prior to the any public announcement or dissemination, each Party shall have the right to approve the contents of such press release or public statement of the other Party, and the Parties agree to cooperate with one another with respect to timing, format and method of dissemination. Such mutually approved statements shall not be considered a breach of Section 9 of this Agreement.

12.TERMINATION.

a.Intentionally Omitted.

b.Intentionally Omitted.

c.At any time during the Term, either Party has the option, but not the obligation, to terminate this Agreement at any, time effective upon written notice, in the event the other Party has defaulted on any of its obligations under this Agreement and such default is not cured within thirty (30) days after receipt of written notice specifying the default.

d.Upon natural expiration of the Term or termination by either Party other than for breach, Each Party shall be permitted a further period, on a non-exclusive basis, of ninety (90) days to distribute finished inventory remaining on-hand as of the effective date of expiration or termination (the “Sell-Off”) and at all times adhering to the covenants of this Agreement.

e.Upon conclusion of the Sell-Off period (as applicable), Lifted shall have the option to engage in a further sell-off of all remaining inventory of Products (“Excess Inventory”) by notifying Diamond no later than fourteen (14) days before such Sell-Off period expires of its desire to distribute and sell the Excess Inventory and paying Diamond an amount equal to the total aggregate Royalties of all Excess Inventory within thirty (30) days of Diamond’s receipt of such notice.

f.If Lifted does not wish to retain the Excess Inventory or if this Agreement was terminated due to breach, Diamond shall have the right, but not the obligation, to purchase all remaining on-hand inventory of Products at an amount equal to the Manufacturing Cost for such Product SKU on a per unit basis, as set forth in the Letter, plus applicable outbound shipping costs. Unless directed otherwise by Diamond, if Diamond does not purchase such remaining inventory, Lifted shall destroy all Products and marketing collateral featuring any element of the Trademarks and/or the Diamond or Brand property. All distribution covenants shall be adhered to by Lifted post termination or expiration.

13.LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY. FOR CLARITY, ANY DAMAGES AWARDED AGAINST EITHER PARTY BASED ON A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 8 SHALL BE CONSIDERED DIRECT DAMAGES, NOTWITHSTANDING A DIFFERENT CLASSIFICATION (E.G., CONSEQUENTIAL, INDIRECT, ETC.) IN THE AWARD AND SHALL THEREFORE BE EXCLUDED FROM THE LIMITATIONS IN THIS SECTION.

14.MODIFICATION, AMENDMENT AND WAIVER. This Agreement may not be modified or amended, including by custom, usage of trade or course of dealing, except by an instrument in writing, signed by duly authorized officers of both Parties hereto. Performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other Party, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by a Party hereto of a breach of any obligation of the other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

15.FORCE MAJEURE. Neither Party shall be responsible for any failure to perform due to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, any affected Party shall be excused from performance for a period equal to the time of such delay provided, however, that if such delay continues for ninety (90) consecutive days, the non- affected Party may, upon written notice to the affected Party, terminate this Agreement without further liability except for such provisions extend beyond termination.

16.NOTICES.

a.Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section.

Lifted Liquids, Inc.	Diamond Supply Co.
5511 95th Ave	26500 Agoura Road, St 102-731
Kenosha, WI 53144	Calabasas, CA 91302
ATTN: Nicholas Warrender	Attn: Shafik Kadi

COPY TO:

Marc C. Smith	Ritholz Levy Fields LLP
FOX ROTHSCHILD LLP	10940 Wilshire Blvd, Suite 1600
321 N. Clark Street, Suite 1600	Los Angeles, CA 90024
Chicago, Illinois 60654	Attn: Greg Weisman
(312) 517-9200	gweisman@rlfllp.com
mcsmith@foxrothschild.com

b.Any notice shall be deemed to have been received as follows: by personal delivery, upon receipt; by certified mail, return receipt requested, upon receipt; by electronic mail, upon sending if during normal business hours, if not sent during normal business hours, then on recipient Party’s next business day.

17.DISPUTE RESOLUTION. Any controversy or claim between the Parties relating to this Agreement shall be resolved through arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The panel shall consist of at least at least one (1) arbitrator. Any such arbitration hearing shall be held in Los Angeles, California.

18.GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

19.ATTORNEY’S FEES. If any action or proceeding is brought to enforce or interpret the provisions of this Agreement, the substantially prevailing Party shall be entitled to receive from the non-substantially prevailing Party its reasonable outside attorneys’ fees and other actually incurred legal expenses.

20.AUTHORITY. Both Parties have full authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by the Parties and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms.

21.PUBLIC REPORTING. The Parties acknowledge that this Agreement shall be filed with, or submitted to, the Securities and Exchange Commission by Lifted in order to comply with its obligations under the securities laws and any other applicable laws and regulations.

22.ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof. The Parties acknowledge and agree that the Letter further specifies certain terms and conditions as set forth herein. The Parties further acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

--Signatures follow--

IN WITNESS WHEREOF, the Parties have set their hands and seals on the date and year first above written.

LIFTED LIQUIDS, INC.	DIAMOND SUPPLY CO.

By: /s/ Nicholas Warrender	By: /s/ Nicholas Tershay
Nicholas Warrender, CEO	Authorized Signatory
Name: Nicholas Tershay
Title: CEO

EXHIBIT A

PRODUCTS

Disposable vapes Gummy eatables “Pre-rolls”

Hard candy eatables

EXHIBIT B

TRADEMARKS

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